Exhibit 16

(KPMG LLP Letterhead)

October 11, 2007

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Southwest Water Company (the “Company”) and, under the date of March 13, 2007, we reported on the consolidated financial statements of the Company as of and for years ended December 31, 2006 and 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006.  On October 4, 2007, we were notified that the auditor-client relationship with KPMG LLP (KPMG) will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ending December 31, 2007, the audit of the Company’s effectiveness of internal control over financial reporting as of December 31, 2007, and the issuance of our reports thereon.  We have read the Company’s statements included under Item 4.01(a) of its Form 8-K dated October 4, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement in the first paragraph of Item 4.01(a) regarding the action by the Board of Directors upon the recommendation by the Audit Committee to dismiss KPMG, and we are not in a position to agree or disagree with the Company’s statement in the second sentence of the second paragraph of Item 4.01(a).

Very truly yours,

/s/ KPMG LLP

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